Exhibit 99.1

eMagin Announces CFO Plans to Step Down

BELLEVUE, Wash.—- December 7, 2007--eMagin Corporation (OTCBB:EMAN), the leader in OLED microdisplay and personal imaging technologies, today announced that John Atherly, the Company's Chief Financial Officer, will resign his position effective January 2, 2008.

Dr. K.C. Park, eMagin's chief executive officer, said "During the last 3.5 years John has helped guide eMagin through both positive and challenging times. We appreciate John's valuable contributions to eMagin and wish him well in his future endeavors."

"I have very much enjoyed working with and getting to know the talented people at eMagin, and I am delighted to have contributed to the Company's growth during my tenure," Atherly said. "I intend to work with KC and the team to help ensure an orderly and effective transition and I wish all my colleagues at eMagin the greatest future success."

eMagin was recently named to Deloitte's prestigious Washington State Technology Fast 50, on which eMagin ranked 15th on the listing of the 50 fastest growing technology, media, telecommunications, and life sciences companies in the state, based on the Company's 284 percent growth in revenue from 2002 through 2006. eMagin has reported nine consecutive quarters of revenue growth and, through the first nine months of 2007, accelerated its growth rate by increasing 130 percent over the equivalent period in 2006.

"We are actively initiating a comprehensive search for John's successor," said Dr. Park, "and are confident that we will appoint a new CFO who will provide the financial, management and leadership skills necessary to support eMagin's continuing growth and success."

About eMagin Corporation
A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor(TM) provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington. For more information about eMagin and its OLED microdisplays, visit www.emagin.com.